Exhibit 10.3




                              EMPLOYMENT AGREEMENT

         Between the Registrant and Richard Blake dated April 21, 1999

                  AMENDED AND RESTATED TRANSFER AGREEMENT

                  This Amended and Restated Transfer Agreement ("Agreement") is made and entered into as of the 21st day of April 1999, by and between Hurco Companies, Inc. ("Company") and Richard Blake ("Blake").

                                    Recitals

                  A. Blake has been employed by Hurco Europe LTD. ("HEL"), which is a wholly-owned subsidiary of Company.

                  B. Blake is currently assigned to and working for Company pursuant to the terms of that certain Transfer
Agreement dated as of January 1, 1998 (the "Transfer Agreement").

                  C. Company desires to modify the terms and conditions of its relationship with Blake and to enter into a new agreement with Blake which supersedes and replaces any and all previous agreements between Company and Blake.

                  D. Blake desires to modify the terms and conditions of his relationship with Company and to enter into a new agreement with Company which supersedes and replaces any and all previous agreements between Blake and Company.

                  NOW, THEREFORE, in consideration and the mutual promises and covenants contained herein and the actions taken pursuant thereto, Company and Blake agree as follows:

1. Employment. Pursuant to the terms and conditions of this Agreement, Company agrees to employ Blake and Blake agrees to be employed by Company.

2. Term of Employment. The term of employment under this Agreement shall be for a period of twenty-one (21) months commencing April 1, 1999, and ending December 31, 2000, unless sooner terminated as provided in this Agreement (the "Employment Term").

3.       Duties and Responsibilities.

1. During the Employment Term, Blake's position shall be President, Machine Tool Products Division of Hurco Companies, Inc. Blake also shall perform other such services related thereto as may be designated from time to time by Company.

2. During the period April 1, 1999, to March 31, 2000, Blake will be a resident in the United States. As part of his regular duties, Blake may be required from time to time to attend business and educational meetings and activities, including return visits to the United Kingdom, for training and other business purposes. It is mutually understood that Company may exercise an option to have Blake return to the United Kingdom at any time due to the business needs of Company. Notice of such action will be given as much in advance as is feasible, dependent upon the existing circumstances at that time. Blake shall expend his entire time and best efforts performing his duties under this Agreement.

3. If and when Blake returns to the United Kingdom after March 31, 2000 and before December 31, 2000, Blake shall be responsible for special projects or such other duties as assigned to him by Company's Chief Executive Officer or the Chief Executive Officer's designee.

4. During the period April 1, 2000, to December 31, 2000, Blake may reside in the United Kingdom. Company and Blake acknowledge and agree, however, that Company may require Blake to make regular business trips to the United States, which trips shall not exceed one per month for a period of no more than three (3) weeks at a time.

5. Company and Blake acknowledge and agree that, during the period April 1, 2000, to December 31, 2000, if Blake obtains new employment, this Agreement shall terminate immediately.

4. Employment Compensation. As his entire compensation for all services to be rendered by Blake during the Employment Term, Blake shall have and receive a base salary of One Hundred Twenty-Five Thousand U.S. Dollars ($125,000.00) on an annualized basis, payable in accordance with Company's customary payroll practices (the "Base Salary").

                  During the Employment Term as long as Blake and his family reside in the United States, Company will pay Blake a foreign assignment premium at the rate of Ten Thousand U.S. Dollars ($10,000.00) per year, payable in biweekly installments in accordance with Company's customary payroll practices.

                  During the Employment Term, Blake shall also be entitled to all other regular compensation elements as may be provided from time to time in Company's policies as prepared and issued by Company.

                  During the Employment Term as long as Blake and his family reside in the United States, Company will provide a monthly housing allowance of One Thousand Five Hundred U.S. Dollars ($1,500.00) for housing and furniture rental. Company agrees to pay the customary deposits necessary to obtain a rental residence in the U.S.

                  All  salary  and  other  compensation  paid to Blake  shall be subject to all applicable withholdings and deductions, including without limitation withholdings for United States and foreign taxes.

5. Bonus. If Blake fulfills his employment obligations under this Agreement and remains continuously employed by Company through December 31, 1999, then in such event Blake shall be eligible to receive a performance bonus as established by Company. A performance bonus for the year 2000 will be determined by Company in December 1999.

6. Employee Benefits. During the Employment Term, Blake shall be permitted to participate in and be provided for all employee benefits which may be provided from time to time by Company at its expense including disability insurance, group life insurance, 401(k) plan, profit sharing plan, split dollar life insurance plan, health insurance and deferred compensation plan and other benefits which Company may from time to time adopt.

7. Holidays and Vacations. During the Employment Term, Blake will follow Company's holiday schedule and will be eligible for vacation days in accordance with Company's vacation policy. All vacation days shall be taken in the manner most convenient to the business of Company. Plans for vacation should be submitted to Company in advance for approval. Unused days of vacation may not be carried over to future years.

8. Death or Disability During Employment. If Blake dies or becomes totally and permanently disabled during the Employment Term, Company shall pay to Blake or his estate the base salary which would otherwise be payable to Blake if he had performed services until the end of the month in which his death/disability occurs. Company shall have no further financial obligations to Blake or to his estate, except for any applicable employee benefits provided by Company.

9. Termination. This Agreement may be terminated without cause by either Company or Blake upon the giving of thirty (30) days' notice to the other. This Agreement shall terminate automatically, without notice, upon the death or disability of Blake or upon mutual agreement of the parties. During the Employment Term, Company may terminate this Agreement at any time, without notice, for cause based on misconduct by Blake that is injurious or otherwise detrimental to the interests of Company or HEL. If this Agreement is terminated during the Employment Term for any reason, except by Blake's voluntary resignation or by Company for cause, Company will pay for the return of Blake and immediate family to the United Kingdom including coach air fare and air freight for 1,000 pounds of baggage. If this Agreement is terminated during the Employment Term by Company without cause, Company will provide Blake severance pay equal to the lesser of: (i) continuation of the Base Salary for a period of twelve (12) months following the termination date; or (ii) continuation of the Base Salary for the period from the termination date to December 31, 2000. Any such severance pay shall be paid on Company's customary payroll dates and shall be subject to all applicable tax withholdings and deductions.

10.      Other.

                  a. Vehicle. During the Employment Term, Company will provide an automobile and reimburse reasonable expenses incurred in connection with the business operation thereof. Fuel for personal mileage is not included. Size and model will be of the kind customarily provided to persons of comparable position in the United States.

                  b. Family Moving Expenses. Company will pay all reasonable expenses incurred by Blake and Blake's family in connection with such moves to and from the United States in accordance with the Company's standard "Relocation and Move Policy for Current Employees" including all packing, moving and unpacking of household furnishings, all reasonable travel, meal and lodging expenses incurred by Blake and his family during such move; and any other reasonable costs or expenses incurred in connection with such moving including insurance on personal possessions during such move.

                  c. Transfer Allowance. It is recognized that there are many other expenses in connection with an international move which are not covered by normal moving expense reimbursements. These expenses include replacement of personal electrical appliances, home cleaning expenses, etc. To reimburse Blake for these and similar expenses Company will pay a transfer allowance of $3,000, less applicable taxes, to Blake upon his return to the United Kingdom after March 31, 2000.

                  d. Trips Home. Once during the period April 1, 1999 to March 31, 2000, at a time of Blake's choice, Company will pay coach fare for air flights for Blake and members of his immediate family for a personal visit to the United Kingdom and return to the United States.

                  e. Tax Consultant. Compensation will be taxable during this assignment. Company will make available a tax consultant to assist with tax report preparation. If actual taxes owed by Blake on compensation during the Employment Term exceed taxes that would have been owed if Blake was working in the United Kingdom, Company will reimburse employee for the difference as evidenced by a qualified tax consultant.

11. Confidentiality. Blake recognizes and acknowledges that the information concerning Company's customers and suppliers as they may exist from time to time and Company's technical and manufacturing processes are unique assets of Company. Blake agrees to keep confidential and will not disclose, during or after the term of this Agreement, such information or processes to any person, firm, corporation or partnership. Blake's obligations under this Section shall survive the termination of this Agreement.

12. Miscellaneous. The terms and conditions of Company's policies, as from time to time are in effect, are incorporated herein and shall be a part of this Agreement. Except as stated in the immediately preceding sentence, this Agreement contains the entire Agreement between Company and Blake and supersedes all prior agreements between them, whether oral or written, including without limitation the Transfer Agreement.

                  The affairs of Company and HEL, and the contents of this Agreement are confidential and are not to be disclosed or discussed with any unauthorized person irrespective of whether such person is an employee of Company or HEL.

                  This  Agreement  and  the   obligations   hereunder  shall  be
interpreted, construed and enforced in accordance with the laws of the State of Indiana.

                  No waiver or any breach of this Agreement shall be deemed or construed as a waiver of any other breach.

                  More than one copy of this Agreement may be executed each of which shall constitute an executed original. Any amendment of this Agreement shall be effective only if in writing and signed by both Company and Blake.

                  If any provision of this Agreement shall be held invalid under applicable law, such provision shall be ineffective only to the extent of such invalidity, without invalidity to the remaining provisions of this Agreement.

                  Blake acknowledges and agrees that he has no right to return to the employment of HEL at any time.

13. Notices. Any notices or other communications required or permitted to be given under the provisions of this Agreement shall be in writing. All such notices or communications shall be deemed to have been properly given or served by hand delivery or by depositing same in the United States mail addressed to the appropriate party, postage prepaid and registered or certified with return receipt requested at the following address:

                  To:      Hurco Companies, Inc.
                           One Technology Way
                           Indianapolis, Indiana  46268
                           Attention:  Brian D. McLaughlin

                  To:      Richard Blake
                           One Technology Way
                           Indianapolis, Indiana  46268

Either party has the right to change the above address by giving thirty (30) days notice thereof to the other party.

                  IN WITNESS WHEREOF, Company and Blake have executed this Agreement intending it to be effective as of the date first above written.

                                                     HURCO COMPANIES, INC.


______________________________         By:    _______________________________
Richard Blake                                           Brian D. McLaughlin
                                                        Chief Executive Officer
                                        Date: _______________________________
Date:__________________________